Exhibit 99.2

Guitar Center, Inc. and Subsidiaries
Consolidated Unaudited Balance Sheets
(in thousands, except per share data)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$18,961	$5,350
Accounts receivable, net	20,358	23,814
Merchandise inventories	289,708	288,873
Prepaid expenses and deposits	9,992	11,543
Deferred income taxes	5,631	5,631
Total current assets	344,650	335,211

Property and equipment, net	92,779	93,347
Goodwill	25,995	25,995
Deposits and other assets, net	6,237	6,318
	$469,661	$460,871

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$55,990	$47,778
Accrued expenses and other current liabilities	54,622	71,616
Merchandise advances	16,388	17,104
Total current liabilities	127,000	136,498

Other long-term liabilities	6,252	5,982
Deferred income taxes	4,220	4,220
Long-term debt	100,000	100,000
Total liabilities	237,472	246,700

Stockholders’ equity:
Preferred Stock; authorized 5,000 shares at March 31, 2004 and December 31, 2003, none issued and outstanding	—	—
Common Stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 24,321 at March 31, 2004 and 23,998 at December 31, 2003	243	240
Additional paid in capital	282,468	276,233
Accumulated deficit	(50,522)	(62,302)
Total stockholders’ equity	232,189	214,171
	$469,661	$460,871

Guitar Center, Inc. and Subsidiaries

Consolidated Unaudited Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2004	2003

Net sales	$349,703	$287,542
Cost of goods sold, buying and occupancy	255,020	212,886
Gross profit	94,683	74,656

Selling, general and administrative expenses	74,318	62,998
Operating income	20,365	11,658

Interest expense, net	1,363	3,139

Income before income taxes	19,002	8,519

Income taxes	7,222	3,242

Net income	$11,780	$5,277

Net income per share
Basic	$0.49	$0.23
Diluted	$0.46	$0.22

Weighted average shares outstanding
Basic	24,188	22,791
Diluted	25,501	23,652